Exhibit 99.1

Stephanie Shepherd Resigns As McClatchy Controller

SACRAMENTO, Calif., Nov 2, 2017 -- The McClatchy Company (NYSE American: MNI) announced today that Stephanie Shepherd, corporate controller since December 2015, has resigned effective November 27 to pursue an executive finance role in the Nevada state education sector. A search for her replacement has begun.

"Stephanie has been a tremendous asset to this company, a wonderful colleague and an accomplished corporate controller," said Elaine Lintecum, McClatchy's CFO. "She led the finance team to a new structure, creating centers of excellence and streamlining the finance functions across the company. We thank Stephanie for her many contributions and wish her all the best in the future."

"The past two years have been characterized by exciting changes at McClatchy," said Shepherd. "I've met many friends and loved my time here, but coming from two generations of teachers, I’m excited to pursue a career in the higher education field. It was an honor to work with this team of exceptionally talented professionals and during my time here to help move the digital transformation forward by streamlining and improving the financial process at McClatchy."

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

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Contact:	Elaine Lintecum, Vice President, Finance and CFO 916-321-1846 elintecum@mcclatchy.com